Staffing 360 Solutions Re-signs Largest Client to Multi-year contract

January 22, 2019 08:00 ET | Source: Staffing 360 Solutions, Inc.

NEW YORK, Jan. 22, 2019 (GLOBE NEWSWIRE) -- Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced that one of its UK businesses, Clement May, has re-signed British American Tobacco (“BAT”) to provide Resource Process Outsourcing and staffing services.

Mark Darby, Staffing 360 Solutions’ President of Professional Staffing (UK) said, “This renewal is validation that our acquisition of Clement May continues to deliver desired results. The exceptional service that is provided by the team at Clement May to BAT has led to this moment, representing the potential delivery of strong increased revenue.”

Chris Rowbotham, Managing Director of Clement May stated, “We are proud of the service we provide to BAT and are very pleased that our consistently high level of service level has been recognized in this way and we will continue to work with BAT on areas where we can help to improve its business even further. We are constantly striving for new ways in which to improve our overall client offering and now, as part of Staffing 360 Solutions, we have successfully extended our delivery from Information Technology contractors to include Engineering, Legal and Accounting & Finance, through collaboration with our sister-brands.

Staffing 360’s overall targeted acquisition strategy has taken the company from $41 million in revenue in 2014 to $187 million for the first nine months of 2018 – and expectations are to be profitable in the 2019 fiscal year.

About Staffing 360 Solutions, Inc.
Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual profitable revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com.

Forward-Looking Statements
This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized profitable revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:
Harvey Bibicoff, CEO
Bibicoff + MacInnis, Inc.
818.379.8500  harvey@bibimac.com